                                EXHIBIT 10.47

                                                                   EXHIBIT 10.47

                            ASSET PURCHASE AGREEMENT
                          DATED AS OF AUGUST 23, 1995
                                  BY AND AMONG
                        VALUEVISION INTERNATIONAL, INC.,
               VVI BRIDGEPORT, INC., VVI AKRON, INC., AND PAXSON
                           COMMUNICATIONS CORPORATION

                            ASSET PURCHASE AGREEMENT
                          DATED AS OF AUGUST 23, 1995
                                  BY AND AMONG
                        VALUEVISION INTERNATIONAL, INC.,
               VVI BRIDGEPORT, INC., VVI AKRON, INC., AND PAXSON
                           COMMUNICATIONS CORPORATION



                               TABLE OF CONTENTS



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
SECTION 1   CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1    Terms Defined in this Section . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2    Terms Defined Elsewhere in this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SECTION 2   PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.1    Agreement to Sell and Buy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.2    Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.3    Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.4    Working Capital Credits and Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.5    Assumption of Liabilities and Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

SECTION 3   REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.1    Organization, Standing, and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.2    Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.3    Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.4    Governmental Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.5    Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.6    Tangible Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.7    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.8    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.9    Intangibles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.10   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.11   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.12   Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.13   Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.14   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.15   Claims and Legal Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.16   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.17   Conduct of Business in Ordinary Course  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14


                                                                                                                  Page
                                                                                                                  ----
     3.18   Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.19   Disclaimer of Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

SECTION 4   REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.1    Organization, Standing, and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.2    Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.3    Absence of Conflicting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.4    Licensee Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.5    Acknowledgment of "As-Is-Where-Is" Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

SECTION 5   OPERATIONS OF THE STATIONS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.1    Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.2    Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.3    Disposition of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.4    Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.5    Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.6    Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.7    Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.8    Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.9    Maintenance of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     5.10   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     5.11   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     5.12   Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.13   Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.14   Financial Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.15   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

SECTION 6   SPECIAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.1    FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.2    Control of the Stations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     6.3    Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     6.4    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.5    Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.6    Access to Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.7    Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.8    HSR Act Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.9    Title to Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.10   Environmental Audit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     6.11   Engineering Study . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     6.12   Sales Tax Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.13   Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.14   No Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 7   CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . 27
     7.1    Conditions to Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     7.2    Conditions to Obligations of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

SECTION 8   CLOSING AND CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     8.1    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

                                                                                                                  Page
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
     8.2    Deliveries by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     8.3    Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

SECTION 9   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     9.1    Termination by ValueVision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     9.2    Termination by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     9.3    Escrow Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     9.4    Rights on Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     9.5    Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     9.6    No Special Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

SECTION 10  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES . . . . . . . . . . . . . 33
     10.1   Indemnification by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     10.2   Indemnification by Buyer    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     10.3   Procedure for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

SECTION 11  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     11.1   Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     11.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     11.3   Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     11.4   Benefit and Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     11.5   Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     11.6   GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     11.7   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     11.8   Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     11.9   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     11.10  Waiver of Compliance; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     11.11  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     11.12  Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is dated as of August 23, 1995, by and between ValueVision International, Inc., a Minnesota corporation, VVI Bridgeport, Inc., a Minnesota corporation, and VVI Akron, Inc., a Minnesota corporation (each, a "Seller," and, collectively, the "Sellers"); and Paxson Communications Corporation, a Delaware corporation ("Buyer").

                             PRELIMINARY STATEMENT

         ValueVision, either directly or through its subsidiaries, owns and operates television stations WHAI-TV, Bridgeport, Connecticut, and WAKC-TV, Akron, Ohio, pursuant to licenses issued by the Federal Communications Commission. Sellers desire to sell, and Buyer wishes to buy, substantially all the assets that are used or useful in the business or operations of the Stations, for the price and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Sellers, intending to be bound legally, agree as follows:

SECTION 1.       CERTAIN DEFINITIONS.

         1.1 Terms Defined in this Section. The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Affiliate" means "affiliate" as defined in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (a) all Material Contracts, (b) any other Contract listed on Schedule 3.7 with respect to which Sellers are able to obtain and deliver to Buyer at or prior to the Closing any Consent required for the assignment of such Contract to Buyer, (c) contracts entered into prior to the date of this Agreement with advertisers for the sale of advertising time or production services for cash at rates consistent with past practices, (d) any Contracts entered into by any Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (e) other contracts entered into by any Seller between the date of this Agreement and the Closing Date in compliance with Section 5.2.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement, including consents to the assignment of the Assumed Contracts.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which any Seller is a party or that are binding upon any Seller and that relate to or affect the Assets or the business or operations of either Station, and (a) that are in effect on the date of this Agreement or (b) that are entered into by any Seller between the date of this Agreement and the Closing Date.

         "Effective Time" means 12:01 a.m., Eastern time, on the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means First Union National Bank of Florida.

         "Escrow Agreement" means the Escrow Agreement to be entered into among Buyer, ValueVision, and the Escrow Agent in accordance with Section 9.3.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action or actions by the FCC granting its consent to the assignment of all the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to any Seller in connection with the existing or currently authorized business or operations of either Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by any Seller or under which any Seller is licensed or franchised and that are used or useful in the business and operations of either Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Licenses" means all licenses, permits, construction permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to any Seller, currently in effect and used in connection with the conduct of the business or operations of either Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Material Contracts" means those Assumed Contracts that are designated on Schedule 3.7 as "Material Contracts."

         "Permitted Encumbrances" means (a) liens for current taxes not yet due and payable, (b) easements, covenants, conditions, and restrictions that are disclosed on Schedule 3.5, (c) other easements, covenants, conditions, and restrictions of record that affect any Real Property Interest and do not have a material adverse effect on the use of such Real Property Interest in the conduct of the business of either Station or materially detract from the value of such Real Property Interest in the conduct of the business of either Station, and (d) other Title Defects that constitute Permitted Encumbrances pursuant to Section 6.9(c).

         "Person" means an individual, corporation, association, partnership, joint venture, joint stock company, trust, estate, limited liability company, limited liability partnership, governmental entity, or other entity or organization.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property, and all buildings and other improvements thereon, whether or not owned or held by any Seller, used or useful in the business or operations of either Station.

         "Real Property Interests" means all interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or held by any Seller that are used or useful in the business or operations of either Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Station" means television station WHAI-TV, Bridgeport, Connecticut, or television station WAKC-TV, Akron, Ohio, and "Stations" means both television station WHAI-TV, Bridgeport, Connecticut, and television station WAKC-TV, Akron, Ohio.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property owned or held by any Seller that is used or useful in the conduct of the business or operations of either Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "ValueVision" means ValueVision International, Inc., a Minnesota corporation.

         1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term                                                      Section
----                                                      -------
Buyer                                                     Preamble

Buyer's Working Capital Credits                           Section 2.4(a)

Claimant                                                  Section 10.3(a)

Collection Period                                         Section 6.13(a)

DOJ                                                       Section 6.8

Financial Statements                                      Section 3.10

FTC                                                       Section 6.8

Indemnifying Party                                        Section 10.3(a)

Seller                                                    Preamble

Sellers' Working Capital Credits                          Section 2.4(a)

Stations' Receivables                                     Section 6.13(a)

Title Defect                                              Section 6.9(b)

Working Capital Credits                                   Section 2.4(a)

SECTION 2.                PURCHASE AND SALE OF ASSETS.


         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, transfer, convey, assign, and deliver to Buyer on the Closing Date (and ValueVision agrees to cause each other Seller to sell, transfer, convey, assign, and deliver to Buyer on the Closing Date), and Buyer agrees to purchase, all of each Seller's right, title, and interest in the tangible and intangible assets used or useful in connection with the conduct of the business or operations of either Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature (except for Permitted Encumbrances), including the following:

                 (a)      The Tangible Personal Property;

                 (b)      The Real Property Interests;

                 (c)      The Licenses;

                 (d)      The Assumed Contracts;

                 (e) The Intangibles and all intangible assets of any Seller relating to the operation of either Station that are not specifically included within the Intangibles, including the goodwill of each Station, if any;

                 (f) All of each Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of either Station;

                 (g) All choses in action of any Seller relating to the ownership or operations of either Station to the extent they relate to the period after the Effective Time; and

                 (h) Copies of all books and records relating to the business or operations of either Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by either Station.

         2.2     Excluded Assets.  The Assets shall exclude the following:

                 (a) Any Seller's cash on hand as of the Closing and any Seller's interest in its bank accounts;

                 (b) Any insurance policies, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposit, other similar items, or deposits or prepaid items (except to the extent that Sellers receive a Working Capital Credit for any such deposit or prepaid item pursuant to Section 2.4(a)), and any cash surrender value in regard thereto;

                 (c) Any pension, profit-sharing, or employee benefit plans, including any Seller's interest in any Welfare Plan, Pension Plan, or Benefit Arrangement (each as defined in Section 3.13);

                 (d)      Any collective bargaining agreements;

                 (e) All tax returns and supporting materials, all original financial statements and supporting materials, all books and records that any Seller is required by law to retain, and all records of any Seller relating to the sale of the Assets;

                 (f) Any interest in and to any refunds of federal, state, or local franchise, income, or other taxes for periods prior to the Closing Date;

                 (g) All accounts receivable of Sellers as of the Closing Date and any intercompany accounts between the Sellers or any Affiliates thereof; and

                 (h) Any claim or cause of action by any Seller relating to the period before the Effective Time, including all claims arising under the purchase agreements pursuant to which Sellers purchased the Stations.

         2.3 Purchase Price. The Purchase Price for the Assets shall be Forty Million Dollars. At the Closing, Buyer shall pay or cause to be paid to or for the account of Sellers the Purchase Price by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by ValueVision to Buyer at least two business days prior to the Closing Date.

         2.4     Working Capital Credits and Payment.

                 (a) Prorations. All revenues and expenses arising from the operation of each Station, including tower rental, business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), and similar prepaid and deferred items, shall be prorated between Buyer and Sellers in accordance with the principle that Sellers shall receive all revenues and shall be responsible for all expenses, costs, and liabilities allocable to the operations of each Station for the period prior to the Effective Time, and Buyer shall receive all revenues and shall be responsible for all expenses, costs, and obligations allocable to the operations of each Station for the period after the Effective Time, subject to
Section 2.4(b). To effectuate the proration of expenses and revenues pursuant to this Section 2.4(a), but subject to Section 2.4(b), Sellers shall receive a credit equal to the amount of any expenses, costs, or liabilities that are paid or incurred by Sellers and are allocable to the operations of either Station for the period after the Effective Time plus the amount of any revenues that are received by Buyer and are allocable to the operations of either Station for the period before the Effective Time, and Buyer shall receive a credit equal to the amount of any expenses, costs, or liabilities that are paid or incurred by Buyer and are allocable to the operations of either Station for the period before the Effective Time plus the amount of any revenues that are received by Sellers and are allocable to the operations of either Station for the period after the Effective Time. The credits to Sellers pursuant to this Section 2.4(a) are referred to as "Sellers' Working Capital Credits," the credits to Buyer pursuant to this Section 2.4(a) are referred to as "Buyer's Working Capital Credits," and Sellers' Working Capital Credits and Buyer's Working Capital Credits are referred to collectively as the "Working Capital Credits."

                 (b)      Expenses and Revenues Not Prorated.

                          (1)     There shall be no proration of, and Sellers
shall remain solely liable with respect to, liabilities and obligations arising under any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

                          (2)     Buyer shall receive a credit pursuant to
Section 2.4(a) to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to any Seller by any lessee or other third party.

                          (3)     No proration shall be made in favor of either
Sellers or Buyer for any difference between the value of the goods or services to be received by either Station under its trade or barter agreements as of the Effective Time and the value of any advertising time remaining to be run by such Station as of the Effective Time.

                          (4)     There shall be no proration of earned
vacation time or other employee compensation. Sellers shall be solely responsible for the payment of all compensation and commissions owed to each Station's employees up to the Effective Time. Buyer may, as of the Effective Time, employ those employees of such Station as Buyer may elect on terms and conditions determined by Buyer.

                          (5)     There shall be no proration of music license
fees (ASCAP, BMI, SESAC, etc.); Sellers shall be responsible for filing and paying all music license fees due and payable as of the Effective Time, and Buyer shall be responsible for filing and paying all such fees after the Effective Time.

                 (c) Manner of Determining Prorations and Credits. The prorations and Working Capital Credits required by Section 2.4(a) will be determined finally in accordance with the following procedures:

                          (1)     ValueVision, on behalf of all Sellers, shall
prepare and deliver to Buyer not later than five days before the Closing Date a preliminary settlement statement which shall set forth ValueVision's good faith estimate of the Working Capital Credits, taking into account all prorations under Section 2.4(a). The preliminary settlement statement (A) shall contain all information reasonably necessary to determine the Working Capital Credits, taking into account all prorations under Section 2.4(a), to the extent such prorations can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (B) shall be certified by ValueVision to be true and complete to ValueVision's knowledge as of the date thereof.

                          (2)     Not later than sixty days after the Closing
Date, Buyer will deliver to ValueVision a statement setting forth Buyer's determination of the Working Capital Credits pursuant to Section 2.4(a). Buyer's statement (A) shall contain all information reasonably necessary to determine the Working Capital Credits, taking into account all prorations under
Section 2.4(a), and such other information as may be reasonably requested by ValueVision, and (B) shall be certified by Buyer to be true and complete to Buyer's knowledge as of the date thereof. If ValueVision disputes the amount of the Working Capital Credits determined by Buyer, it shall deliver to Buyer within thirty days after its receipt of Buyer's statement a statement setting forth its determination of the amount of the Working Capital Credits. If ValueVision notifies Buyer of its acceptance of Buyer's statement, or if ValueVision fails to deliver its statement within the thirty-day period specified in the preceding sentence, Buyer's determination of the Working Capital Credits shall be conclusive and binding on all Sellers as of the last day of the thirty-day period.

                          (3)     If ValueVision disputes the amount of the
Working Capital Credits determined by Buyer, Buyer and ValueVision shall use good faith efforts to resolve any dispute involving the determination of the Working Capital Credits as expeditiously as practicable.

                 (d)      Payments at Closing With Respect to Working Capital
Credits.   At Closing:

                          (1)     Sellers shall pay or cause to be paid to or
for the account of Buyer the amount, if any, by which Buyer's Working Capital Credits exceed Sellers' Working Capital Credits, each as estimated in ValueVision's preliminary settlement statement pursuant to Section 2.4(c)(1), by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Buyer to ValueVision at least two business days prior to the Closing Date.

                          (2)     Buyer shall pay or cause to be paid to or for
the account of Sellers the amount, if any, by which Sellers' Working Capital Credits exceed Buyer's Working Capital Credits, each as estimated in ValueVision's preliminary settlement statement pursuant to Section 2.4(c)(1), by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by ValueVision to Buyer at least two business days prior to the Closing Date.

                 (e) Payments to Reflect Final Determination of Working Capital Credits. Within five business days after the date on which the Working Capital Credits are finally determined pursuant to Section 2.4(c):

                          (1)     Sellers shall pay or cause to be paid to or
for the account of Buyer, in immediately available funds, the amount, if any, by which the sum of the amount of Buyer's Working Capital Credits, as finally determined pursuant to Section 2.4(c), plus the amount of any payment made by Buyer pursuant to Section 2.4(d)(2) exceeds the sum of amount of Sellers' Working Capital Credits, as finally determined pursuant to Section 2.4(c), plus the amount of any payment made by Sellers pursuant to Section 2.4(d)(1).

                          (2)     Buyer shall pay or cause to be paid to or for
the account of Sellers, in immediately available funds, the amount, if any, by which the sum of the amount of Sellers' Working Capital Credits, as finally determined pursuant to Section 2.4(c), plus the amount of any payment made by Sellers pursuant to Section 2.4(d)(1) exceeds the sum of amount of Buyer's Working Capital Credits, as finally determined pursuant to Section 2.4(c), plus the amount of any payment made by Buyer pursuant to Section 2.4(d)(2).

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of any Seller under the Licenses and the Assumed Contracts to the extent that either (a) the obligations and liabilities relate to the time after the Effective Time or (b) Buyer received a Working Capital Credit therefor under Section 2.4(a) as a result of the proration of such obligations and liabilities. Buyer shall not assume any other obligations or liabilities of any Seller, including (i) any obligations or liabilities under any Contract (including any film or programming license agreement) not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Effective Time except insofar as Buyer receives a Working Capital Credit therefor under Section 2.4(a), (iii) any claims, litigation, or proceedings relating to the operation of either Station prior to the Closing, whether asserted or filed before or after the Effective Time, (iv) any obligations or liabilities of any Seller under any management incentive, employee pension, retirement, or other benefit plans, (v) any obligations or liabilities of any Seller under any collective bargaining agreements, (vi) any obligation to any employee of either Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, (vii) any credit agreements, note purchase agreements, indentures, or other financing arrangements, other than leases or agreements listed on Schedule 3.7 and included in the Assumed Contracts, (viii) any agreements entered into other than in the ordinary course of business of either Station, or (ix) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of any Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Sellers.

SECTION 3.         REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Sellers, jointly and severally, represent and warrant to Buyer as follows:

         3.1 Organization, Standing, and Authority. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, and is duly qualified to conduct business as a foreign corporation in each state in which the nature of its business or the ownership of its assets requires it to be so qualified, all of which are identified on Schedule 3.1. Each Seller has all requisite corporate power and authority (a) to own, lease, and use the Assets as now owned, leased, and used by it, (b) to conduct the business and operations of each Station as now conducted by it, and (c) to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by such Seller hereunder and thereunder. ValueVision owns all of the outstanding capital stock of each other Seller.


         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by each Seller have been duly authorized by all necessary actions on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid, and binding obligation of each Seller, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the governmental Consents provided for in Section 6.1 and Section 6.8 and the other Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Articles of Incorporation or By-Laws of any Seller; (c) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which any Seller is a party or by which any Seller may be bound legally; and (e) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature upon any of the Assets.

         3.4     Governmental Licenses.

                 (a) Schedule 3.4 includes a true and complete list of the Licenses. Sellers have made available to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). The Licenses have been validly issued, and the Seller designated as such on
Schedule 3.4 is the authorized legal holder thereof.  The Licenses listed on
Schedule 3.4 comprise all licenses, permits, and other authorizations required from the FCC and, to each Seller's knowledge, from any other governmental or regulatory authority for the lawful conduct in all material respects of the business and operations of each Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any unusual or special restriction or condition that could reasonably be expected to limit the full operation of either Station as now operated. The Licenses are in full force and effect. Sellers have timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses. No Seller has any reason to believe that, under existing law, rules, regulations, policies, and procedures of the FCC, any of the Licenses would not be renewed by the FCC or other granting authority in the ordinary course.

                 (b) Schedule 3.4 also includes a true and complete list, to each Seller's knowledge, of (i) all cable television systems that carry the signal of either Station, (ii) all cable television systems to which any Seller has delivered a must-carry notice or retransmission consent notice in accordance with the Cable Television Consumer Protection and Competition Act of 1992, and the applicable rules and regulations promulgated by the FCC thereunder, and (iii) all retransmission consent and other similar agreements entered into by any Seller with respect to either Station.

         3.5 Real Property. Schedule 3.5 contains a complete and accurate description of all Real Property and all Real Property Interests (including street address, legal description (where known), owner, and Sellers' use thereof), and all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances known to any Seller.

         3.6 Tangible Personal Property. Schedule 3.6 lists all material items of Tangible Personal Property, to the best of Seller's knowledge without inquiry. Except as described in Schedule 3.6, one of the Sellers, as designated on Schedule 3.6, owns and has good title to each item of Tangible Personal Property and none of the Tangible Personal Property owned by any Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts except contracts with advertisers for production or the sale of advertising time on either Station for cash at rates consistent with past practices and that may be canceled by Sellers without penalty on not more than thirty days' notice. Sellers have delivered to Buyer true and complete copies of all written Assumed Contracts and true and complete descriptions of all oral Assumed Contracts (including any amendments and other modifications to such Contracts). Schedule 3.7 also includes (a) a schedule summarizing as of the date of such schedule all contracts with advertisers for production or the sale of advertising time on either Station and (b) a schedule setting forth the following information as of the date of such schedule with respect to each Assumed Contract under which either Station is licensed to broadcast any programming: (i) the identity of the licensed programming, (ii) the number of exhibitions thereof originally licensed, (iii) the number of exhibitions on such Station then available to Sellers, (iv) the unpaid license fees on a monthly basis, (v) the expiration of the license, (vi) the purchase price for each program, and (vii) the purchase price for additional episodes for which Buyer may be liable. Except for the need to obtain the Consents listed on
Schedule 3.3, the Seller that is a party to each Assumed Contract has full legal power and authority to assign its rights under such Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of such Assumed Contract.

         3.8 Consents. Except for the governmental Consents provided for in Section 6.1 and Section 6.8 and the other Consents described in Schedule 3.3, to each Seller's knowledge, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required to consummate this Agreement and the transactions contemplated hereby or to permit Sellers to assign or transfer the Assets to Buyer.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of Licenses listed in Schedule 3.4) that are used in the conduct the business and operations of either Station as now conducted.
Sellers have made available to Buyer copies of all documents establishing or evidencing the Intangibles listed on Schedule 3.9. There is no claim or action pending, or to the knowledge of any Seller threatened, relating to either Station with respect to any actual or alleged infringement by any Seller upon any trademark, trade name, service mark, service name, copyright, patent, patent application, know-how, method, or process owned by any other Person.

         3.10 Financial Statements. Sellers have furnished Buyer with true and complete copies of the unaudited financial statements of the Stations, each containing a balance sheet and a statement of income, as at and for the period from each Station's acquisition by Sellers through January 31, 1995 and the five months ended June 30, 1995 (collectively, the "Financial Statements").

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of any Seller that insure any part of the Assets or the business of either Station. All policies of insurance listed in Schedule 3.11 are in full force and effect.

         3.12 Reports. All reporting requirements of the FCC and, to Seller's knowledge, any other governmental authority with respect to either Station have been complied with by Sellers in all material respects.

         3.13 Labor Relations. No labor union or other collective bargaining unit represents or claims to represent any of the employees of either Station. To each Seller's knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at either Station.

         3.14 Taxes. Each Seller has filed or caused to be filed all federal, state, county, local, or city tax returns that are required to be filed with respect to the ownership and operation of either Station, and each Seller has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due. There are no legal, administrative, or tax proceedings pursuant to which any Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from any Seller.

         3.15    Claims and Legal Actions.  Except as disclosed on Schedule
3.15 and except for any FCC rulemaking proceedings generally affecting the television broadcasting industry and not particular to any Seller, there is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of any Seller threatened, against or relating to any Seller with respect to its ownership or operation of either Station or otherwise relating to the Assets or the business or operations of either Station, nor does any Seller know of any basis for the same.

         3.16 Compliance with Laws. Each Seller has complied in all material respects with the Licenses.

         3.17 Conduct of Business in Ordinary Course. Since June 30, 1995, the Sellers have conducted the business and operations of each Station only in the ordinary course and, except as disclosed in Schedule 3.17:

                 (a) neither Station has suffered any material damage, destruction, or loss affecting any assets or transferred any material assets used or useful in the conduct of the business of either Station;

                 (b) neither Station has suffered any material write-down of the value of any Assets; or

                 (c) neither Station has transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to either Station.

         3.18 Transactions with Affiliates. No Seller has been involved in any business arrangement or relationship relating to either Station with any Affiliate of any Seller (other than another Seller), and no Affiliate of any Seller (other than another Seller) owns any property or right, tangible or intangible, that is used in the business of either Station.

         3.19 Disclaimer of Warranties. Except for the foregoing representations and warranties specifically set forth in Section 3.1 through
Section 3.18 of this Agreement and the representations and warranties in the certificate delivered by Sellers pursuant to Section 8.2(f), the Assets are being transferred by Sellers to Buyer on an "as-is-where-is" basis without any representation or warranty, all other representations and warranties of any kind, either express or implied, including warranties of fitness, being hereby expressly disclaimed.

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Sellers as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and, on the Closing Date, will be duly qualified to conduct business in the States of Ohio and Connecticut. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the governmental Consents provided for in Section 6.1 and Section 6.8 and the other Consents listed on Schedule 4.3, the execution, delivery, and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the Certificate of Incorporation or By-Laws of Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound legally, such that Buyer could not acquire or operate the Assets.

         4.4 Licensee Qualifications. To Buyer's knowledge, there is no fact that would, under the Communications Act of 1934 and the rules and regulations of the FCC, each as in effect on the date of this Agreement, disqualify Buyer from being the licensee of the Stations, other than Buyer's interests in the television stations described on Schedule 4.3. Buyer has sufficient net liquid assets on hand or available from committed sources to consummate the transactions contemplated by this Agreement and to operate the Stations for three months after Closing and is otherwise financially qualified under the Communications Act of 1934 and the rules and regulations of the FCC, each as in effect on the date of this Agreement, to be the licensee of the Stations.

         4.5 Acknowledgment of "As-Is-Where-Is" Sale. Buyer acknowledges and agrees that it is purchasing and accepting the Assets on an "as-is-where-is" basis, except for the representations and warranties specifically set forth in Section 3.1 through Section 3.18 of this Agreement and the representations and warranties in the certificate delivered by Sellers pursuant to Section 8.2(f). To the fullest extent permitted by law, Buyer hereby unconditionally and irrevocably waives and releases any and all actual or potential claims that it might have against Sellers regarding any form of warranty, express or implied, of any kind or type, including warranties of fitness, relating to or in connection with the purchase of the Assets, other than the representations and warranties specifically set forth in Section 3.1 through Section 3.18 of this Agreement and the representations and warranties in the certificate delivered by Sellers pursuant to Section 8.2(f). This waiver and release is, to the fullest extent permitted by law, absolute, complete, total, and unlimited in every way and includes, to the fullest extent permitted by law, a waiver and release of express warranties (other than the representations and warranties specifically set forth in Section 3.1 through
Section 3.18 of this Agreement and the representations and warranties in the certificate delivered by Sellers pursuant to Section 8.2(f)), implied warranties, warranties of fitness for a particular use, warranties of merchantability, warranties of habitability, claims based on apparent or latent defects or deficiencies, whether now or hereafter existing, and strict liability rights and claims of every kind and type (including claims regarding defects that were not or are not discoverable and all other extant or later created or conceived of strict liability or strict liability-type claims and rights).

SECTION 5.        OPERATIONS OF THE STATIONS PRIOR TO CLOSING.

         Between the date of this Agreement and the Closing Date, Sellers shall comply, and ValueVision shall cause each other Seller to comply, with the covenants in this Section 5:

         5.1 Generally. Sellers shall operate each Station diligently in the ordinary course of business in accordance with their past practices (except where such conduct would conflict with the following covenants or with Sellers' other obligations under this Agreement).

         5.2 Contracts. Sellers will not amend or terminate any Material Contract (or waive any material right thereunder), or enter into any contract or commitment relating to either Station or the Assets, or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness and obligations arising from the amendment of any existing Contract, regardless whether such Contract is a Material Contract) that will be binding on Buyer after Closing, except for (a) cash time sales agreements and production agreements made in the ordinary course of business consistent with Sellers' past practices, and (b) other contracts (excluding film or programming license agreements and trade or barter agreements) entered into in the ordinary course of business consistent with Sellers' past practices that do not involve consideration, in the aggregate, in excess of $25,000 measured at Closing. Prior to the Closing Date, Sellers shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date and shall make available to Buyer copies of such Contracts.

         5.3 Disposition of Assets. No Seller shall sell, assign, lease, or otherwise transfer or dispose of any assets that are used or useful in connection with the conduct of the business or operations of either Station, except for (a) dispositions of assets in connection with the acquisition of replacement property of equivalent kind and value and (b) the assignment and transfer by VVI Bridgeport, Inc. of all its assets and liabilities to ValueVision.

         5.4 Encumbrances. No Seller shall create, assume, or permit to exist any claim, liability, security interest, mortgage, lien, pledge, condition, charge, covenant, easement, restriction, encroachment, lease, or encumbrance of any nature upon the Assets, except for (a) liens disclosed on
Schedule 3.5 or Schedule 3.6 that will be removed prior to the Closing Date, and (b) Permitted Encumbrances.

         5.5 Licenses. No Seller shall cause or permit, by any act or failure to act, any of the Licenses required to be listed on Schedule 3.4 to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or material adverse modification of any of the Licenses. Sellers shall use reasonable efforts to prosecute (a) any applications to any governmental authority necessary for the operation of either Station and (b) the must-carry proceedings described on
Schedule 5.5.

         5.6 Obligations. Sellers shall pay all obligations relating to either Station as they become due, consistent with past practices, so that all such obligations shall be current as of the Closing Date.

         5.7     Exclusivity.

                 (a) Neither any Seller nor any officer, director, representative, or agent of any Seller shall, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer relating to (A) any liquidation, dissolution, or recapitalization of any Seller, (B) any merger or consolidation of any Seller with any other Person,
(C) any acquisition or purchase of securities or assets by any Person from any Seller, or (D) any similar transaction or business combination involving any Seller, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers shall notify Buyer as soon as practicable if any Person makes any proposal with respect to any of the foregoing.

                 (b) Section 5.7(a) shall not apply to any action by any Seller or any officer, director, representative, or agent of any Seller with respect to (i) the assignment and transfer by VVI Bridgeport, Inc. of all its assets and liabilities to ValueVision, or (ii) so long as ValueVision's ability to perform its obligations under this Agreement is not adversely affected, any recapitalization of ValueVision, any merger or consolidation of ValueVision with any other Person, or any acquisition or purchase of securities or assets (other than Assets) by any Person from ValueVision.

         5.8     Access to Information.

                 (a) Each Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other books, records, and documents relating to either Station for the purpose of audit and inspection, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of either Station that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of either Station, a list of all employees of each Station and a description of their base compensation).

                 (b) Without limiting the generality of the foregoing, Sellers shall give Buyer and its counsel, accountants, and other authorized representatives reasonable access to Sellers' financial records relating to the operations of the Stations and the Stations' employees, counsel, accountants, and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its reasonable judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Sellers agree to provide financial statements concerning the operations of the Stations, reviewed by Sellers' accountants, containing reasonably requested customary representations; provided, however, that the parties hereto agree that Buyer shall have no right under any circumstance to delay the Closing or terminate this Agreement on account of the information contained in any such financial statement or the inability of Sellers or their accountants in good faith to make any representation requested by Buyer. The preparation and auditing of any financial statements pursuant to this Section 5.8(b) shall be at Buyer's sole cost and expense.

         5.9 Maintenance of Assets. Sellers shall maintain all of the Assets in their condition on the date of this Agreement (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any insured or indemnified loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Sellers shall repair, replace, or restore the Assets to their prior condition as soon thereafter as possible, and Sellers shall use the proceeds of any claim under any property damage insurance policy or other recovery solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.10 Insurance. Sellers shall maintain the existing insurance policies on each Station and the Assets.

         5.11 Consents. Sellers shall use their respective reasonable efforts to obtain all Consents, without any change in the terms or conditions of any Assumed Contract or License that could reasonably be expected to be less advantageous to Buyer than those pertaining under the Assumed Contract or License as in effect on the date of this Agreement. Sellers shall request estoppel certificates from the lessors of all leasehold and subleasehold interests included in the Real Property Interests, consents of such lessors to the collateral assignment by Buyer to its lenders of such leasehold and subleasehold interests, and estoppel certificates of contracting parties to all Material Contracts. Sellers shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

         5.12 Books and Records. Each Seller shall maintain its books and records relating to each Station in accordance with past practices.

         5.13 Notification. Sellers shall promptly notify Buyer in writing of any material change in any of the information contained in Sellers' representations and warranties contained in Section 3 of this Agreement.

         5.14 Financial Information. Sellers shall furnish to Buyer within forty-five days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense and a balance sheet for and as of the end of such month. All financial information delivered by any Seller to Buyer pursuant to this Section shall be prepared from the books and records of Sellers in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records, and accounts of each Station, shall be complete and correct in all material respects, and shall present fairly the financial condition of each Station as at their respective dates and the results of operations for the periods then ended.

         5.15 Compliance with Laws. Each Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of each Station.

SECTION 6.           SPECIAL COVENANTS AND AGREEMENTS.

         6.1     FCC Consent.

                 (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                 (b) Sellers and Buyer shall prepare and within five business days after the date of this Agreement shall file with the FCC appropriate applications for the FCC Consent. The parties shall prosecute the applications with all reasonable diligence and otherwise use their reasonable efforts to obtain a grant of the applications as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent and Buyer further agrees to comply with any condition imposed on it by the FCC in granting the waiver described in Section 6.1(c), except that Buyer shall not be required by the terms of this Agreement to divest itself of its interests in the television stations described on Schedule 4.3 at any time within twelve months after the Closing. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither Buyer nor ValueVision shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either Buyer or ValueVision of its rights under Section 9.

                 (c) In its portion of the application for the FCC Consent, Buyer shall request from the FCC a temporary waiver, extending for a period of twelve months after the Closing, of Section 73.3555(b) of the FCC's rules and regulations to the extent such section would otherwise prohibit Buyer's simultaneous ownership of the Stations and Buyer's interests in the television stations described on Schedule 4.3.

         6.2 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of either Station; such operations, including complete control and supervision of all of each Station's programs, employees, and policies, shall be the sole responsibility of Sellers until the Closing.

         6.3     Risk of Loss.

                 (a) The risk of any loss, damage or impairment, confiscation, or condemnation of any of the Assets from any cause shall be borne by Sellers at all times prior to the completion of the Closing, except that Buyer will be required to purchase the Assets notwithstanding any such loss, damage or impairment, confiscation, or condemnation if the conditions contained in Section 7.1 to the obligations of Buyer at the Closing are nonetheless satisfied.

                 (b) In the event of any damage or destruction of the Assets described above, if the damaged or destroyed Assets have not been restored or replaced prior to the Closing Date, Sellers shall deliver to Buyer all insurance proceeds received in connection with such damage or destruction of the Assets to the extent of the costs and expenses arising in connection with such restoration and replacement.

         6.4     Confidentiality.

                 (a) Except as necessary for the consummation of the transactions contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including disclosure requirements of federal or state securities laws and rules and regulations of securities markets, each party will keep confidential any information obtained from any other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to any other party that furnished it with information in connection with the transactions contemplated by this Agreement all such information.

                 (b) No party shall publish any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each other party, which shall not be withheld unreasonably; provided, however, that nothing contained in this Agreement shall prevent any party, after notification to each other party, from making any filings with governmental authorities that, in its judgment, may be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         6.5 Cooperation. Buyer and Sellers shall cooperate fully with each other party and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Sellers shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, and except as otherwise expressly provided in this Agreement, (a) Buyer shall have no obligation to expend funds to obtain any of the Consents (other than any fee payable to the FCC in connection with the filing of the applications for FCC Consent and any fee imposed by the FTC in connection with filings made pursuant to the HSR Act, in each case to the extent provided in Section 11.1), and (b) Sellers shall have no obligation to expend funds to obtain any of the Consents (other than any fee payable to the FCC in connection with the filing of the applications for FCC Consent and any fee imposed by the FTC in connection with filings made pursuant to the HSR Act, in each case to the extent provided in Section 11.1).

         6.6 Access to Books and Records. Each Seller shall provide Buyer access and the right to copy for a period of two years from the Closing Date any books and records relating to the Assets but not included in the Assets. Buyer shall provide Sellers access and the right to copy for a period of two years after the Closing Date any books and records relating to the Assets that are included in the Assets.

         6.7 Allocation of Purchase Price. Buyer and Seller shall allocate the Purchase Price between the Assets of television station WHAI-TV, Bridgeport, Connecticut, and the Assets of television station WAKC-TV, Akron, Ohio, for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, and Temporary Treasury Regulation Section 1.1060-1T, as set forth on
Schedule 6.7. Buyer and Seller shall allocate the Purchase Price among the respective Assets of the Stations for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, and Temporary Treasury Regulation Section 1.1060-1T in accordance with an appraisal to be conducted within six months after Closing by an appraisal firm selected and retained by Buyer, at Buyer's expense, with experience in the valuation and appraisal of television station assets. Buyer and Sellers agree to file with their respective federal income tax returns an initial asset acquisition statement and any supplemental statements on Internal Revenue Service Form 8594 required by Temporary Treasury Regulation Section

1.1060-1T, all in accordance with and accurately reflecting such allocation of Purchase Price.

         6.8 HSR Act Filing. ValueVision and Buyer agree to (a) file, or cause to be filed, with the U.S. Department of Justice ("DOJ") and Federal Trade Commission ("FTC") all filings, if any, that are required in connection with the transactions contemplated hereby under the HSR Act within forty-five days of the date of this Agreement; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder, and to discuss with the other any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the other with any information or documents that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ that relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.


         6.9     Title to Real Property.

                 (a) Buyer may, at its option and expense, obtain the following title commitments, surveys, and related information:

                          (1)     with respect to each fee estate included in
the Real Property Interests, a title commitment issued by a title insurer satisfactory to Buyer disclosing the condition of title to such fee estate and all easements, rights-of-way, and restrictions of record with respect thereto, as of a date not earlier than the date of this Agreement;

                          (2)     with respect to each leasehold included in
the Real Property Interests, a title commitment issued by a title insurer satisfactory to Buyer disclosing the condition of title to such leasehold as of a date not earlier than the date of this Agreement;

                          (3)     with respect to each Real Property Interest
as to which a title commitment is obtained pursuant to this Section 6.9(a), copies of all instruments evidencing the scope and extent of all easements, rights-of-way, and restrictions of record with respect thereto; and

                          (4)     with respect to each Real Property Interest
as to which a title commitment is obtained pursuant to this Section 6.9(a), a current survey of the relevant parcel, prepared and certified to Buyer and to the title insurer of such Real Property Interest by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters customarily shown on such surveys.


                 (a) If the title commitments, surveys, and related information obtained by Buyer pursuant to Section 6.9(a) reveal (i) any easement, covenant, condition, restriction, encroachment, lack of practical access to public roads, or other encumbrance, defect, or condition with respect to any Real Property Interest (other than any easement, covenant, condition, or restriction that is disclosed on Schedule 3.5) that, individually or in the aggregate, has a material adverse effect on the use of such Real Property Interest in the conduct of the business of either Station or materially detracts from the value of such Real Property Interest in the conduct of the business of either Station (each, a "Title Defect"), Buyer may give Sellers written notice of its objection to any such Title Defect at any time within thirty days after the date of this Agreement. Within seven days after their receipt of Buyer's objection to any such Title Defect, Sellers shall notify Buyer whether they agree to cure or correct such Title Defect prior to the Closing. If Sellers do not agree to cure or correct any such Title Defect, Buyer may terminate this Agreement pursuant to Section 9.2(a).


                 (b) For purposes of this Agreement, "Permitted Encumbrances" shall include, in addition to the matters described in Section 1.1, any Title Defect (other than any claim, liability, security interest, mortgage, lien (including any tax or judgment lien), pledge, or other monetary charge) that is disclosed in the title commitments, surveys, and related information obtained by Buyer pursuant to Section 6.9(a) if (i) Buyer does not object to such Title Defect on or before the date specified above for Buyer's objection, or (ii) Buyer objects to such Title Defect and Sellers notify Buyer within seven days after their receipt of Buyer's objection of Sellers' election not to cure or correct such Title Defect.


                 (c) Sellers shall remove prior to Closing any claim, liability, security interest, mortgage, lien (including any tax or judgment lien), pledge, or other monetary charge except for Permitted Encumbrances with respect to any Real Property Interest.


         6.10    Environmental Audit.


                 (a) Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform Phase I environmental surveys of the properties of the Stations. If either survey discloses any material environmental hazard or material possibility of future material liability for environmental damages or clean-up costs (each, an "Environmental Hazard"), Buyer shall so notify Sellers as soon as practicable.

                 (b) If Buyer notifies Sellers pursuant to Section 6.10(a) of any Environmental Hazard, as indicated in either environmental study described in Section 6.10(a), within thirty days after the date of this Agreement, then Sellers may, by notice delivered to Buyer within seven days after their receipt of such notice from Buyer, agree to remedy such Environmental Hazard prior to the Closing Date. If Sellers do not agree prior to the end of such seven-day period to remedy such Environmental Hazard prior to the Closing Date, then Buyer may terminate this Agreement pursuant to
Section 9.2(b).


         6.11    Engineering Study.

                 (a) Buyer may, at its option and expense, retain an engineering firm or other broadcast engineer to conduct proof of performance studies of the Stations and to prepare a report on each Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If either study discloses any material deficiencies in the operations or equipment of either Station (each, an "Technical Deficiency"), Buyer shall so notify Sellers as soon as practicable.

                 (b) If Buyer notifies Sellers pursuant to Section 6.11(a) of any Technical Deficiency, as indicated in either engineering study described in Section 6.11(a), within thirty days after the date of this Agreement, then Sellers may, by notice delivered to Buyer within seven days after Sellers' receipt of such notice from Buyer, agree to remedy such Technical Deficiency prior to the Closing Date. If Sellers do not agree pursuant to this Section 6.11(b) prior to the end of such seven-day period to remedy any Technical Deficiency prior to the Closing Date, then Buyer may terminate this Agreement pursuant to Section 9.2(c).


         6.12 Sales Tax Filings. Sellers shall continue to file Connecticut and Ohio sales tax returns with respect to the Stations in accordance with all applicable legal requirements and shall concurrently deliver copies of all such returns to Buyer.


         6.13    Accounts Receivable.

                 (a) Collection. At the Closing, each Seller shall designate Buyer as its agent to collect any accounts receivable of Sellers in existence on the Closing Date and arising from the sale of advertising time by either Station prior to the Closing Date (the "Stations' Receivables"). Buyer shall use reasonable efforts to collect the Stations' Receivables during the "Collection Period," which shall be the period beginning on the Closing Date and ending on the last day of the fourth calendar month beginning after the Closing Date. Buyer shall not be obligated to use any extraordinary efforts to collect any of the Stations' Receivables or to refer any of the Stations' Receivables to a collection agency or attorney for collection, and Buyer shall not make any such referral or compromise, nor settle or adjust the amount of any of the Stations' Receivables, except with the approval of ValueVision. Sellers and their respective representatives and agents may undertake to collect any of the Stations' Receivables during the Collection Period so long as Sellers first notify and consult with Buyer concerning Sellers' proposed collection efforts.


                 (b) Payments to ValueVision. On or before the twentieth day after the end of each full calendar month during the Collection Period, Buyer shall furnish to ValueVision (i) a list of the amounts collected before the end of such month with respect to the Stations' Receivables, and (ii) the amount collected during such month with respect to the Stations' Receivables. On or before the twentieth day after the end of the Collection Period, Buyer shall furnish ValueVision with a list of all of the Stations' Receivables that remain uncollected at the end of the Collection Period.

                 (c) Further Obligations. After the expiration of the Collection Period, Buyer shall have no further obligation hereunder other than to make the payment under Section 6.13(b) and to remit to ValueVision any payments with respect to any of the Stations' Receivables that Buyer subsequently receives, and any Seller itself may act to collect any of the Stations' Receivables that remain uncollected without restriction.


         6.14 No Inconsistent Action. Between the date of this Agreement and the Closing Date, no party shall take any action that is inconsistent with its obligations under this Agreement in any material respect or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer shall not take any action that would disqualify Buyer from being the licensee of the Stations under the Communications Act of 1934 and the rules and regulations of the FCC, each as in effect on the date of this Agreement.


SECTION 7.       CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS AT CLOSING.

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any of which may be waived by Buyer in writing:

                 (a)      FCC Consent.  The FCC Consent shall have been granted.

                 (b) Ownership Waiver. Buyer shall have obtained from the FCC a temporary waiver, extending for a period of twelve months after the Closing, of Section 73.3555(b) of the FCC's rules and regulations to the extent such section would otherwise prohibit

Buyer's simultaneous ownership of the Stations and Buyer's interests in the television stations described on Schedule 4.3.

                 (c) HSR Act. The waiting period under the HSR Act shall have expired or been terminated without action by the DOJ or the FTC to prevent the Closing.

                 (d) Deliveries. Sellers shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2(a), (b), and (e).

         7.2 Conditions to Obligations of Sellers. All obligations of Sellers at the Closing are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any of which may be waived by ValueVision in writing:

                 (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time, and Sellers shall have received a certificate, executed on behalf of Buyer by an authorized officer, to that effect.

                 (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Sellers shall have received a certificate, executed on behalf of Buyer by an authorized officer, to that effect.

                 (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                 (d)      FCC Consent.  The FCC Consent shall have been granted.


                 (e) HSR Act. The waiting period under the HSR Act shall have expired or been terminated without action by the DOJ or the FTC to prevent the Closing.

                 (f) Judgments. There shall not be in effect any judgment, decree, or order that would prevent or make unlawful the Closing.


SECTION 8.           CLOSING AND CLOSING DELIVERIES.


         8.1     Closing.


                 (a)      Closing Date.


                          (1)     Except as provided in the following sentence
or as otherwise agreed to by Buyer and ValueVision, but subject to

Section 8.1(a)(2), the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to ValueVision, which shall be not earlier than the later of January 1, 1996 or the first business day after the FCC Consent is granted and not later than twenty business days following the date upon which the FCC Consent has become a Final Order. Except as otherwise agreed to by Buyer and ValueVision, but subject to Section 8.1(a)(2), if Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifteenth business day after the date upon which the FCC Consent has become a Final Order, the Closing shall take place on the twentieth business day after the date upon which the FCC Consent has become a Final Order.

                          (1)     Notwithstanding Section 8.1(a)(1), if on the
date that, but for this Section 8.1(a)(2), would be the Closing Date pursuant to Section 8.1(a)(1), the certificate provided to Buyer under Section 8.2(f) discloses, or the Buyer has notified Sellers in writing that it has determined that, any representation or warranty of Seller contained in this Agreement is not true and complete In A Material Way, or that Seller has failed to comply with its obligations and covenants to be performed under this Agreement In A Material Way, then (A) Sellers shall take any actions necessary or appropriate to make such representation or warranty true and complete or to comply with such obligations and covenants, and (B) the Closing shall be postponed for such period as is required to cure the conditions warranting such postponement.

                 (a) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson in Washington, D.C., or any other place that is agreed upon by Buyer and ValueVision.


         8.2 Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:


                 (a) Deeds. Duly executed quitclaim deeds that are sufficient to vest all of any Seller's right, title, and interest in and to all Real Property Interests in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature, except for Permitted Encumbrances.


                 (b) Other Conveyancing Documents. Duly executed bills of sale, motor vehicle titles, assignments, and other transfer documents that are sufficient to vest good title to all Assets (other than Real Property Interests) in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases, or encumbrances of any nature.

                 (c) Working Capital Payment. Any payment required to be made by Sellers pursuant to Section 2.4(d)(1), as provided in Section 2.4(d)(1).

                 (d) Estoppel Certificates and Lessor's Consents. Any estoppel certificates and consents of lessors that Sellers shall have obtained pursuant to Section 5.11.

                 (e) Consents. A manually executed copy of any instrument evidencing receipt of any Consent.

                 (f) Certificate. A certificate, dated as of the Closing Date, executed on behalf of each Seller by an authorized officer, certifying that, except as specifically stated in such certificate, (1) the representations and warranties of each Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) each Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date; provided, however, that if such certificate shall disclose, or Buyer shall notify Sellers in writing prior to the Closing Date that Buyer has determined that, any representation or warranty of Seller contained in this Agreement is not true and complete as of the Closing Date In A Material Way, or that Seller has failed to comply with its obligations and covenants to be performed under this Agreement as of the Closing Date In A Material Way, Buyer may elect to delay the Closing until such representation or warranty is made materially true and complete or such obligation or covenant is complied with in all material respects, as the case may be, and Buyer's sole remedy hereunder shall be the remedy of specific performance to compel Sellers to make such representation or warranty materially true and complete or such obligation or covenant to be complied with in all material respects. For purposes of this
Section 8.2(f), "In A Material Way" shall mean that an expenditure in excess of $100,000.00 is reasonably estimated to be required to make such representation or warranty materially true and complete or to materially comply with such obligation or covenant.

                 (g) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by any Seller in connection with its operation of either Station and included in the Assets.


         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

                 (a)      Purchase Price.  The Purchase Price as provided in
Section 2.4(d).

                 (b) Working Capital Payment. Any payment required to be made by Buyer pursuant to Section 2.4(d)(2), as provided in Section 2.4(d)(2).


                 (c) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform each Seller's obligations under the Licenses and Assumed Contracts to the extent provided in Section 2.5.


                 (d) Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer, certifying that, except as specifically stated in such certificate, (1) the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.


SECTION 9.          TERMINATION.

         9.1 Termination by ValueVision. This Agreement may be terminated by ValueVision and the purchase and sale of the Stations abandoned, upon written notice to Buyer, upon the occurrence of any of the following:

                 (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Sellers set forth in this Agreement have not been satisfied or waived in writing by Sellers.

                 (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                 (c) Upset Date. If the Closing shall not have occurred on or prior to January 31, 1996; provided, however, that ValueVision shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if (a) the Closing shall not have occurred on or prior to January 31, 1996, as a result of the intentional breach of this Agreement by Sellers or (b) the Closing has been postponed beyond January 31, 1996 pursuant to Section 8.1(a)(2), but only for such period as is required to cure the condition warranting such postponement.

                 (d) Breach. If Buyer is in breach in any material respect of any of its representations, warranties, or covenants under this Agreement.


         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Stations abandoned, if

Buyer is not then in material default, upon written notice to ValueVision, upon the occurrence of any of the following:

                 (a) Title Defects. If Buyer shall have notified Sellers pursuant to Section 6.9(b) of any Title Defect within thirty days after the date of this Agreement and Sellers shall not have agreed within the period specified in Section 6.9(b) to cure or correct such Title Defect; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 9.2(a) by delivering written notice to ValueVision within seven days after the end of the period specified in Section 6.9(b) during which Sellers had the right to elect to cure or correct such Title Defect.

                 (b) Environmental Hazards. If Buyer shall have notified Sellers pursuant to Section 6.10(a) of any Environmental Hazard within thirty days after the date of this Agreement and Sellers shall not have agreed within the period specified in Section 6.10(b) to remedy such Environmental Hazard; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 9.2(b) by delivering written notice to ValueVision within seven days after the end of the period specified in Section 6.10(b) during which Sellers had the right to elect to remedy such Environmental Hazard.

                 (c) Technical Deficiencies. If Buyer shall have notified Sellers pursuant to Section 6.10(a) of any Technical Deficiency within thirty days after the date of this Agreement and Sellers shall not have agreed within the period specified in Section 6.11(b) to remedy such Technical Deficiency; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 9.2(c) by delivering written notice to ValueVision within seven days after the end of the period specified in Section 6.11(b) during which Sellers had the right to elect to remedy such Technical Deficiency.

                 (d) Material Contracts. If Sellers shall not have obtained and delivered to Buyer, within thirty days after the date of this Agreement, with respect to each Material Contract, any Consent required for the assignment to Buyer of such Material Contract, without any change in the terms or conditions of such Material Contract that could reasonably be expected to be less advantageous to Buyer than those pertaining under the Material Contract as in effect on the date of this Agreement; provided, however, that Buyer may only terminate this Agreement pursuant to this Section 9.2(d) by delivering written notice to ValueVision within seven days after the end of such thirty-day period if such Consent has not been delivered to Buyer.


         9.3 Escrow Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer has deposited with the Escrow Agent the amount of Two Million Dollars in accordance with the Escrow Agreement. All funds and documents deposited with the

Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                 (a) At the Closing, Buyer and ValueVision shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of Buyer.

                 (b)      If this Agreement is terminated pursuant to Section
9.1 by ValueVision, Buyer and ValueVision shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of ValueVision.


                 (c)      If this Agreement is terminated by Buyer pursuant to
Section 9.2, then Buyer and ValueVision shall jointly instruct the Escrow Agent to disburse all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to or at the direction of Buyer.


         9.4     Rights on Termination.

                 (a) If this Agreement is terminated by ValueVision pursuant to Section 9.1, Buyer shall promptly pay or cause to be paid to Sellers the sum of Four Million Dollars, which amount shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Sellers by reason of such event. Sellers and Buyer agree in advance that actual damages would be difficult to ascertain and that the sum of Four Million Dollars is a fair and equitable amount to reimburse Sellers for damages sustained due to such event. Any payment to ValueVision pursuant to
Section 9.3(b) shall be credited against Buyer's obligation to Sellers pursuant to this Section 9.4(a).

                 (b)      Termination of this Agreement by Buyer pursuant to
Section 9.2 shall be without liability or obligation on the part of any Seller to Buyer.


         9.5 Specific Performance. The parties recognize that if any Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement, which shall be Buyer's exclusive remedy hereunder. If any action is brought by Buyer to enforce this Agreement, each Seller shall waive the defense that there is an adequate remedy at law.

         9.6 No Special Damages. No party to this Agreement shall be entitled to any special, incidental, or consequential damages as a result of the breach of this Agreement by any other party to this Agreement.


SECTION 10           SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                     INDEMNIFICATION; CERTAIN REMEDIES.


         10.1 Indemnification by Sellers. After the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, each Seller hereby agrees, jointly and severally, to indemnify and hold Buyer and its officers, directors, employees, and representatives harmless against and with respect to, and shall reimburse Buyer and its officers, directors, employees, and representatives for:

                 (a) Any and all losses, liabilities, or damages resulting from the operation or ownership of either Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts that relate to events occurring prior the Closing Date, or resulting from any other obligations of any Seller that are not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract that is not included in the Assumed Contracts.

                 (b) Any loss, liability, obligation, or cost resulting from any agreement with any finder, broker, advisor, or similar Person retained by or on behalf of any Seller relating to the transactions contemplated by this Agreement.

                 (c) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.


         10.2 Indemnification by Buyer. After the Closing, and regardless of any investigation made at any time by or on behalf of any Seller or any information any Seller may have, Buyer hereby agrees to indemnify and hold each Seller and each Seller's officers, directors, employees, and representatives harmless against and with respect to, and shall reimburse each Seller and each Seller's officers, directors, employees, and representatives for:

                 (a) Any and all obligations of such Seller assumed by Buyer pursuant to this Agreement.

                 (b) Any and all losses, liabilities, or damages resulting from the operation or ownership of either Station after the Closing.

                 (c) Any loss, liability, obligation, or cost resulting from any agreement with any finder, broker, advisor, or similar Person retained by or on behalf of Buyer relating to the transactions contemplated by this Agreement.

                 (d) Any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.


         10.3 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                 (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim.

                 (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                 (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, if the Indemnifying Party notifies the Claimant in writing within ten days of its receipt of notice from the Claimant of the third-party claim that the Indemnifying Party acknowledges its potential liability to the Claimant under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third- party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party fails timely to notify the Claimant in writing that the Indemnifying Party acknowledges its potential liability to the Claimant under this Agreement or if the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained by the Claimant with respect to such claim.

                 (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                 (e) For the purpose of the procedures set forth in this Section, any indemnification claim by any officer, director, employee, or representative of Buyer shall be made by and through Buyer, and any indemnification claim by any officer, director, employee, or representative of any Seller shall be made by and through such Seller.


SECTION 11.           MISCELLANEOUS.

         11.1 Fees and Expenses. ValueVision and Buyer shall each pay one-half of any filing fees, transfer taxes, recordation taxes, sales taxes, document stamps, or other charges levied by any governmental entity in connection with the transactions contemplated by this Agreement, including any fees payable to the FCC in connection with the filing of the applications for FCC Consent and the fee imposed by the FTC in connection with filings made pursuant to the HSR Act. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party.

         11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by telecopier, by personal delivery, by commercial delivery service, or by registered or certified mail, return receipt requested,
(c) deemed to have been given on the date on which the telecopy is confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, as applicable, and (d) addressed as follows:


If to any Seller:         ValueVision International, Inc.
                          6740 Shady Oak Road
                          Eden Prairie, Minnesota   55344

                          Attention:       Robert L. Johander
                          Telecopier:      1-612-947-0188

With copies to:           Wilmer, Cutler & Pickering
                          2445 M Street, N.W.
                          Washington, D.C.  20037-1420
                          Attention:  William R. Richardson, Jr.
                          Telecopier:  1-202-663-6454

If to Buyer:              Paxson Communications Corporation
                          601 Clearwater Park Road
                          West Palm Beach, Florida  33401
                          Attention:  Lowell W. Paxson, Chairman
                          Telecopier:  1-407-659-4252

With a copy to:           Dow, Lohnes & Albertson
                          1255 Twenty-Third Street, N.W.
                          Suite 500
                          Washington, D.C.  20037-1194
                          Attention:  John R. Feore, Jr.
                          Telecopier:  1-202-857-2900


or to any other or additional Persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

         11.3 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Sellers and Buyer are unable to resolve by themselves shall be settled by arbitration in Washington, D.C., by a panel of three arbitrators. ValueVision and Buyer shall each designate one disinterested arbitrator, and the two. arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as lawyers, accountants, brokers, and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules for large cases of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on all Sellers and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Sellers and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Seller or Buyer against any other party except (a) an action to compel arbitration pursuant to this Section, (b) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or (c) a suit for specific performance pursuant to Section 9.5.


         11.4 Benefit and Binding Effect. No party may assign this Agreement without the prior written consent of the other parties hereto, except that (a) without the consent of any Seller, Buyer may (i) assign its rights and interests under this Agreement to one or more subsidiaries of Buyer or other entities commonly controlled with Buyer and (ii) collaterally assign its rights and interests under this Agreement to its lenders, and (b) without the consent of Buyer, VVI Bridgeport, Inc. may assign its rights and interests under this Agreement to ValueVision in connection with the assignment by VVI Bridgeport, Inc. of all its assets and liabilities to ValueVision. If VVI Bridgeport, Inc. assigns all its assets to ValueVision as contemplated by the preceding sentence and, in connection therewith, ValueVision assumes all obligations and liabilities of VVI Bridgeport, Inc. under this Agreement, Buyer and Sellers agree to amend this Agreement so as to eliminate VVI Bridgeport, Inc. as a party hereto and to reflect the assumption by ValueVision of all obligations and liabilities of VVI Bridgeport, Inc. under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.


         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Sellers, any additional deeds, bills of sale, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.


         11.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).


         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.


         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.


         11.9 Entire Agreement. This Agreement, the Escrow Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between Buyer and Sellers and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.


         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.


         11.12 Counsel. By executing this Agreement, each party hereto represents and acknowledges that it is knowledgeable and experienced in the execution and performance of agreements for the purchase and sale of assets and that it has consulted counsel of its choice to the extent it has deemed it appropriate or necessary to do so. Buyer further acknowledges that it has neither sought nor obtained any legal advice from the law firm of Wilmer, Cutler & Pickering.

                      This Page Intentionally Left Blank

         IN WITNESS WHEREOF, this Agreement has been executed by Sellers and Buyer as of the date first written above.

                              VALUEVISION INTERNATIONAL, INC.


                              By:    /s/ Robert L. Johander
                                     ---------------------------------
                              Name:  Robert L. Johander
                                     ---------------------------------
                              Title: Chairman, Chief Executive Officer
                                     ---------------------------------

                              VVI BRIDGEPORT, INC.

                              By:    /s/ Robert L. Johander
                                     ---------------------------------
                              Name:  Robert L. Johander
                                     ---------------------------------
                              Title: Chairman, Chief Executive Officer
                                     ---------------------------------

                              VVI AKRON, INC.

                              By:    /s/ Robert L. Johander
                                     ---------------------------------
                              Name:  Robert L. Johander
                                     ---------------------------------
                              Title: Chairman, Chief Executive Officer
                                     ---------------------------------

                              PAXSON COMMUNICATIONS CORPORATION

                              By:    /s/ Lowell W. Paxson
                                     ---------------------------------
                              Name:  Lowell W. Paxson
                                     ---------------------------------
                              Title: Chairman
                                     ---------------------------------